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                         CNL RETIREMENT PROPERTIES, INC.
                   (Formerly CNL Health Care Properties, Inc.)

                    Supplement No. 1, dated November 21, 2000
                     to Prospectus, dated September 5, 2000

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         This Supplement is part of, and should be read in conjunction with, the
Prospectus dated September 5, 2000. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to the Property acquired by the Company is presented as of November 9, 2000, and all references to the Property acquisition should be read in that context. Proposed properties for which the Company receives initial commitments, as well as property acquisitions that occur after November 9, 2000, will be reported in a subsequent Supplement.


                                  THE OFFERINGS

GENERAL

         Upon the termination of its Initial Offering on September 18, 2000, the Company had received aggregate subscriptions for 971,898 Shares totalling $9,718,974 in gross proceeds, including 5,046 Shares ($50,463) issued pursuant to the Reinvestment Plan. Following the termination of the Initial Offering, the Company commenced this offering of up to 15,500,000 Shares. As of November 9, 2000, the Company had received aggregate subscriptions for 1,071,527 Shares totalling $10,715,265 in gross proceeds, including 8,887 Shares ($88,874) issued pursuant to the Reinvestment Plan from its Initial Offering and this offering. As of November 9, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses of three percent, totalled approximately $9,700,000. The Company had used approximately $5,800,000 of net offering proceeds and $8,100,000 in advances relating to its line of credit, described in the section of the Prospectus entitled "Business -- Borrowing," to invest approximately $13,900,000 in one assisted living Property. As of November 9, 2000, the Company had repaid advances totalling $2,730,000 relating to its line of credit and had paid approximately $924,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $243,000 of net offering proceeds available to invest in Properties and Mortgage Loans, or to further reduce the balance outstanding on its line of credit.

         At a special meeting of stockholders of the Company, held on August 22, 2000, the stockholders approved an amendment to the Company's Amended and Restated Articles of Incorporation proposed by the Board of Directors to change the Company's name. Effective August 24, 2000, the Company changed its name from CNL Health Care Properties, Inc. to CNL Retirement Properties, Inc. The Board of Directors believes that this will provide better name recognition of the Company in the context of its business.


                             MANAGEMENT COMPENSATION

         For information concerning compensation and fees paid to the Advisor and its Affiliates since the date of inception of the Company, see "Certain Relationships and Related Transactions."

                                    BUSINESS

GENERAL

         The following information updates and replaces the first table on page 43 and the fourth paragraph on page 44 of the Prospectus.

                             Life Expectancy Trends
                              at Age 65 (in years)

   Year                          Male                        Female
------------                     -------                     ----------

1965                             12.9                          16.3
1980                             14.0                          18.4
1985                             14.4                          18.6
1990                             15.0                          19.0
1991                             15.1                          19.1
1992                             15.2                          19.2
1993                             15.1                          19.0
1994                             15.3                          19.0
1995                             15.3                          19.0
1996*                            15.8                          19.1
1997*                            15.6                          19.2
1998**                           15.7                          19.2
1999**                           15.7                          19.3
2000**                           15.8                          19.3
2005**                           16.1                          19.4
2010**                           16.3                          19.5

         *    preliminary data
         **   estimated
Source: Social Security Administration Office of Programs: Data from the Office of the Actuary

         According to the Health Care Financing Administration and the National Health Statistics Group, the health care industry represents over 13.5% of the United States' gross domestic product ("GDP") with at least $1.092 trillion in annual expenditures. The Health Care Financing Administration expects this figure to rise to over 16.2% of the GDP by 2008, with $2.2 trillion in annual expenditures. According to the U.S. Bureau of Census, U.S. health care construction expenditures are estimated to be $17.4 billion per year and growing. With regard to housing for seniors, there are three major contributors to growth and the attraction of capital, according to the National Investment Conference for the Senior Living and Long Term Care Industries in 1996. They are
(i) demographics, (ii) the limited supply of new product, and (iii) the investment community's increased understanding of the industry. The Company believes the growth in demand and facilities will continue at least 50 years due to the favorable demographics, the increase in public awareness of the industry, the preference of seniors for obtaining care in non-institutional settings and the cost savings realized in a non-institutional environment.

BORROWING

         The following information updates and replaces the third full paragraph on page 61 of the Prospectus.

         The Company may also borrow funds for the purpose of preserving its status as a REIT. For example, the Company may borrow to the extent necessary to permit the Company to make Distributions required in order to enable the Company to qualify as a REIT for federal income tax purposes; however, the Company will not borrow for the purpose of returning Invested Capital to the stockholders unless necessary to eliminate corporate-level tax to the Company. The aggregate borrowing of the Company, secured and unsecured, shall be reasonable in relation to Net Assets of the Company and shall be reviewed by the Board of Directors at least quarterly. The Board of Directors anticipates that the Company will have one or more Lines of Credit initially in amounts up to $45,000,000; however, the Line of Credit may be increased at the discretion of the Board of Directors. In addition, the Board of

Directors anticipates that the aggregate amount of the Permanent Financing will not exceed 30% of the Company's total assets. However, in accordance with the Company's Articles of Incorporation, the maximum amount of borrowing in relation to Net Assets, shall not exceed 300% of Net Assets.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial information for the Company, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included in Appendix B.


                                             Nine Months Ended
                                       September 30,     September 30,
                                            2000            1999 (1)             Year Ended December 31,
                                        (Unaudited)       (Unaudited)      1999 (1)     1998 (1)     1997 (1)
                                                                                                        (2)
                                       ---------------   ---------------   ----------   ----------   -----------

     Revenues                               $ 725,358          $ 31,845     $ 86,231        $  --         $  --
     Organizational costs                          --            20,000       35,000           --            --
     Other operating expenses                 553,401            24,690       79,621           --            --
     Net earnings (loss) (3)                  171,957           (12,845 )    (28,390 )         --            --
     Cash distributions declared (4)          313,436            16,460       50,404           --            --
     Funds from operations (5)                300,873           (12,845 )    (28,390 )         --            --
     Cash from operations                     941,807            31,845       12,851           --            --
     Earnings (loss) per Share                    .23              (.04 )       (.07 )         --            --
     Cash distributions declared                  .40               .05          .13           --            --
       per Share
     Weighted average number of
       Shares                                 758,132           342,929      412,713           --            --
        outstanding (6)

                                       September 30,     September 30,
                                            2000              1999                     December 31,
                                        (Unaudited)       (Unaudited)        1999         1998          1997
                                       ---------------   ---------------   ----------   ----------   -----------
     Total assets                         $15,055,940        $3,880,105    $5,088,560    $976,579      $280,330
     Total stockholders' equity             7,951,232         2,293,992    3,292,137      200,000       200,000


(1) No operations commenced until the Company received minimum offering proceeds of $2,500,000 and funds were released from escrow on July 14, 1999. The Company did not acquire its first Property until April 20, 2000; therefore, revenues for the year ended December 31, 1999 consisted only of interest income on funds held in interest bearing accounts pending investment in a Property.

(2) Selected financial data for 1997 represents the period December 22, 1997 (date of inception) through December 31, 1997.

(3) Net loss for the nine months ended September 30, 1999 is primarily the result of a deduction of $20,000 in organizational costs in accordance with generally accepted accounting principles.

(4) Cash distributions are declared by the Board of Directors and generally are based on various factors, including cash available from operations. For the nine months ended September 30, 2000 and 1999, and the year ended December 31, 1999, 45%, 100% and 100%, respectively, of cash distributions represent a return of capital in accordance with generally accepted accounting principles ("GAAP"). Cash distributions treated as a return of capital on a GAAP basis represent the amount of cash distributions in excess of net earnings on a GAAP basis, including organizational costs that were expensed for GAAP purposes for the year ended December 31, 1999 and deductions for depreciation expense for the nine months ended September 30, 2000. The Company has not treated such amount as a return of capital for purposes of calculating Invested Capital and the Stockholders' 8% Return.

(5) Funds from operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") and as used herein, means net earnings determined in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization of real estate assets and after adjustments for unconsolidated partnerships and joint ventures. (Net earnings determined in accordance with GAAP include the noncash effect of straight-lining rent increases throughout the lease terms. This straight-lining is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. During the nine months ended September 30, 2000, net earnings included $13,754 of these amounts. No such amounts were earned during 1999, 1998 and 1997.) FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net earnings), (ii) is not necessarily indicative of cash flow available to fund cash needs and
         (iii) should not be considered as an alternative to net earnings determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net earnings and cash flows as reported in the accompanying financial statements and notes thereto. See Appendix B -- Financial Information.

(6) The weighted average number of Shares outstanding is based upon the period the Company was operational.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as "believe," "expect" and "may." Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in local and national real estate conditions, the availability of capital from borrowings under the Company's Line of Credit, availability of proceeds from the Company's offering, the ability of the Company to obtain Permanent Financing on satisfactory terms, the ability of the Company to continue to identify suitable investments, the ability of the Company to continue to locate suitable tenants for its Properties and borrowers for its Mortgage Loans and Secured Equipment Leases, and the ability of tenants and borrowers to make payments under their respective leases, Mortgage Loans or Secured Equipment Leases. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

THE COMPANY

         CNL Retirement Properties, Inc. (formerly CNL Health Care Properties, Inc.) is a Maryland corporation that was organized on December 22, 1997. CNL Retirement GP Corp. and CNL Retirement LP Corp. are wholly owned subsidiaries of CNL Retirement Properties, Inc., organized in Delaware in December 1999. CNL Retirement Partners, LP is a Delaware limited partnership formed in December 1999. CNL Retirement GP Corp. and CNL Retirement LP Corp. are the general and limited partner, respectively, of CNL Retirement Partners, LP. The Property currently owned is, and assets acquired in the future are, expected to be held by CNL Retirement Partners, LP and, as a result, owned by CNL Retirement Properties, Inc. through the Partnership. The term "Company" includes, unless the context otherwise requires, CNL Retirement Properties, Inc., CNL Retirement Partners, LP, CNL Retirement GP Corp. and CNL Retirement LP Corp.

         The Company was formed to acquire Properties related to Health Care Facilities located across the United States. The Health Care Facilities may include congregate living facilities, assisted living facilities, skilled nursing facilities, continuing care retirement communities, life care communities, medical office buildings and walk-in clinics. The Properties will be leased on a long term, "triple-net" basis. The Company may also provide Mortgage Loans to operators of Health Care Facilities in the aggregate principal amount of approximately 5% to 10% of the Company's total assets. The Company may also offer Secured Equipment Leases to operators of Health Care Facilities. The aggregate principal amount of Secured Equipment Leases is not expected to exceed 10% of Gross Proceeds.

LIQUIDITY AND CAPITAL RESOURCES

Common Stock Offerings

         During the period December 22, 1997 (date of inception) through December 31, 1998, a capital contribution of $200,000 from the Advisor was the Company's sole source of capital. On September 18, 1998, the Company commenced the Initial Offering of Shares of Common Stock. Upon the termination of the Initial Offering on September 18, 2000, the Company had received aggregate subscriptions for 971,898 Shares totalling $9,718,974 in gross proceeds, including 5,046 Shares ($50,463) issued pursuant to the Reinvestment Plan. Following the termination of the Initial Offering, the Company commenced this offering of up to 15,500,000 Shares of Common Stock ($155,000,000). As of November 9, 2000, the Company had received aggregate subscription proceeds of $10,715,265 (1,071,527 Shares), including $88,874 (8,887 Shares) through its
Reinvestment Plan from its Initial Offering and this offering. As of November 9, 2000, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, marketing support and due diligence expense reimbursement fees and organizational and offering expenses of three percent totalled approximately $9,700,000. In April 2000, the Company used approximately $5,800,000 of net offering proceeds from its Initial Offering and $8,100,000 in advances relating to its line of credit, described in the section of the Prospectus entitled "Business -- Borrowing," to invest approximately $13,900,000 in one assisted living Property. As of November 9, 2000, the Company had repaid advances of $2,730,000 relating to its line of credit and had paid approximately $924,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $243,000 of net offering proceeds available to invest in Properties and Mortgage Loans or to further reduce the balance outstanding on its line of credit. See the section of the Prospectus entitled "Business -- Property Acquisitions" for a description of the Property owned as of November 9, 2000. As of November 9, 2000, the Company had not entered into any Mortgage Loans.

         The Company expects to use additional Net Offering Proceeds from the sale of Shares (Gross Proceeds less fees and expenses of the offering) from this offering, to purchase additional Properties and, to a lesser extent, make Mortgage Loans. See "Investment Objectives and Policies." In addition, the Company intends to borrow money to acquire Assets and to pay certain related fees. The Company intends to encumber Assets in connection with such borrowings. The Company currently has a $25,000,000 revolving line of credit available, as described below. The line of credit may be increased at the discretion of the Board of Directors and may be repaid with offering proceeds, proceeds from the sale of Assets, working capital or Permanent Financing. The Company may also obtain Permanent Financing; although, it has not yet received a commitment for any Permanent Financing, and there is no assurance that the Company will obtain any Permanent Financing on satisfactory terms. The Board of Directors anticipates that the aggregate amount of any Permanent Financing will not exceed 30% of the Company's total Assets. The maximum amount the Company may borrow is 300% of the Company's Net Assets. The number of Properties to be acquired and Mortgage Loans in which the Company may invest will depend upon the amount of Net Offering Proceeds and loan proceeds available to the Company. The amount invested in Secured Equipment Leases is not expected to exceed 10% of Gross Proceeds.

         Indebtedness

         On April 20, 2000, the Company entered into a $25,000,000 revolving line of credit and security agreement with a bank to be used by the Company to acquire Properties. The line of credit provides that the Company may receive advances of up to $25,000,000 until April 19, 2005, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the Company's credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Generally, advances under the line of credit will bear interest at either (i) a rate per annum equal to London Interbank Offered Rate (LIBOR) plus the difference between LIBOR and the bank's base rate at the time of the advance or (ii) a rate equal to the bank's base rate, whichever the Company selects at the time advances are made. The interest rate will be adjusted daily in accordance with fluctuations with the bank's rate or the LIBOR rate, as applicable. Notwithstanding the above, the interest rate on the first $9,700,000 drawn will be 8.75% through April 1, 2002, and thereafter will bear interest at either (i) or (ii) above as of April 1, 2002. In addition, a fee of 0.5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable Property during the term of the advance without the bank's consent. The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorneys fees, subject to a maximum cap, incurred in connection with the line of credit and each advance. During the nine months ended September 30, 2000, the Company obtained an advance for $8,100,000 and repaid $2,730,000 relating to the line of credit. In connection with the line of credit, the Company incurred an origination fee, legal fees and closing costs of $55,917. The proceeds from borrowing on the line of credit were used in connection with the purchase of the Company's Property, described below.

         The interest rate on the first $9,700,000 drawn on the Company's line of credit will be 8.75% through April 1, 2002. However, the Company is subject to interest rate risk through advances greater than $9,700,000 on its variable rate line of credit. The Company may mitigate this risk by paying down its line of credit from offering proceeds should interest rates rise substantially.

         Property Acquisition and Investments

         On April 20, 2000, the Company acquired its first Property, a private-pay assisted living community in Orland Park, Illinois. In connection with the purchase of the Property, the Company, as lessor, entered into a long-term, triple-net lease agreement.

         As of November 9, 2000, the Company had not entered into any arrangements creating a reasonable probability that an additional Property would be acquired or a particular Mortgage Loan or Secured Equipment Lease would be funded. The Company is presently negotiating to acquire additional Properties, but as of November 9, 2000, the Company had not acquired any such Properties or entered into any Mortgage Loans.

         Cash and Cash Equivalents

         Until Properties are acquired, or Mortgage Loans are entered into, Net Offering Proceeds are held in short-term (defined as investments maturing in less than 30 days), highly liquid investments, such as demand deposit accounts at commercial banks, certificates of deposit and money market accounts, which management believes to have appropriate safety of principal. This investment strategy provides high liquidity in order to facilitate the Company's use of these funds to acquire Properties at such time as Properties suitable for acquisition are located or to fund Mortgage Loans. At September 30, 2000, the Company had $409,595 invested in such short-term investments as compared to $4,744,222 at December 31, 1999. The decrease in the amount invested in short-term investments was primarily attributable to the purchase of the Company's Property and repayments on the line of credit, partially offset by subscription proceeds received from the sale of Shares during the nine months ended September 30, 2000. The funds remaining at September 30, 2000, along with additional funds expected to be received from the sale of Shares, will be used primarily to repay amounts outstanding on the line of credit, to purchase additional Properties, to make Mortgage Loans, to pay Offering Expenses and Acquisition Expenses, to pay Distributions to stockholders and other Company expenses and, in management's discretion, to create cash reserves.

         Liquidity Requirements

         During the nine months ended September 30, 2000 and 1999, the Company generated cash from operations (which includes cash received from tenants and interest, less cash paid for operating expenses) of $941,807 and $31,845, respectively. For the nine months ending September 30, 2000, cash from operations includes a security deposit of $553,956 which was received from the tenant. The Company expects to meet its short-term liquidity requirements, other than for Offering Expenses, the acquisition and development of Properties, and the investment in Mortgage Loans and Secured Equipment Leases, through cash flow provided by operating activities. The Company believes that cash flow provided by operating activities will be sufficient to fund normal recurring operating expenses, regular debt service requirements and Distributions to stockholders. To the extent that the Company's cash flow provided by operating activities is not sufficient to meet such short-term liquidity requirements as a result, for example, of unforeseen expenses due to the tenant defaulting under the terms of its lease agreement, the Company will use borrowings under its line of credit.

         Due to the fact that the Company leases its Property, and expects to lease Properties acquired in the future, on a long-term, triple-net basis, meaning that tenants are generally required to pay all repairs and maintenance, property taxes, insurance and utilities, management does not believe that working capital reserves, other than the FF&E Reserve fund described below, are necessary at this time. Management believes that the Property is adequately covered by insurance. In addition, the Advisor has obtained contingent liability and property coverage for the Company. This insurance policy is intended to reduce the Company's exposure in the unlikely event a tenant's insurance policy lapses or is insufficient to cover a claim relating to the Property. The Company expects to meet its other short-term liquidity requirements, including payment of Offering Expenses, the acquisition and development of Properties and the investment in Mortgage Loans and Secured Equipment Leases, with additional advances under its line of credit and proceeds from this offering. The Company expects to meet its long-term liquidity requirements through short- or long-term, unsecured or secured debt financing or equity financing. Rental payments under the leases are expected to exceed the Company's operating expenses. For these reasons, no short-term or long-term liquidity problems associated with operating the Properties are currently anticipated by management.

         As of September 30, 2000, the tenant of the Property owned by the Company had established an FF&E Reserve fund which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Property. Funds in the FF&E Reserve have been paid, granted and assigned to the Company. As of September 30, 2000, the FF&E Reserve totalled $9,835. Due to the fact that the Property is leased on a long-term, triple-net basis, management does not believe that other working capital reserves are necessary at this time. Management has the right to cause the Company to maintain additional reserves if, in their discretion, they determine such reserves are required to meet the Company's working capital needs.

         Distributions

         The Company declared and paid Distributions to its stockholders totalling $313,436, $16,460 and $50,404 during the nine months ended September 30, 2000 and 1999, and the period July 14, 1999 (the date operations commenced) through December 31, 1999, respectively. No Distributions were paid or declared for the period December 22, 1997 (date of inception) through July 13, 1999 because operations had not commenced. On October 1 and November 1, 2000, the Company declared Distributions of $.058 per Share to stockholders of record on October 1 and November 1, respectively, payable in December 2000.

         For the nine months ended September 30, 2000, approximately 68% of the Distributions received by stockholders were considered to be ordinary income and approximately 32% were considered a return of capital for federal income tax purposes. For the nine months ended September 30, 1999 and the year ended December 31, 1999, 100% of the Distributions received by stockholders were considered to be ordinary income for federal income tax purposes. No amounts distributed or to be distributed to the stockholders as of November 9, 2000, were required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. The Company intends to continue to make Distributions of cash available for such purpose to the stockholders on a monthly basis, payable quarterly.

         Due to Related Parties

         During the nine months ended September 30, 2000 and 1999, the years ended December 31, 1999 and 1998, and the period December 22, 1997 (date of inception) through December 31, 1997, Affiliates incurred on behalf of the Company $244,740, $363,682, $421,878, $562,739 and $43,398, respectively, for certain organizational and offering expenses. In addition, during the nine months ended September 30, 2000 and 1999, and the year ended December 31, 1999, Affiliates of the Company incurred $94,307, $74,630 and $98,206, respectively, for certain Acquisition Expenses and $125,548, $18,642 and $41,307, respectively, for certain operating expenses on behalf of the Company. As of September 30, 2000 and December 31, 1999, the Company owed the Affiliates $1,139,382 and $1,775,256, respectively, for such amounts and unpaid fees and administrative expenses. The Advisor has agreed to pay all organizational and offering expenses (excluding selling commissions and marketing support and due diligence expense reimbursement fees) in excess of three percent of gross proceeds of the offerings.

         Pursuant to the Advisory Agreement, the Advisor is also required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25% of net income (the "Expense Cap"). During the four quarters ended June 30, 2000, the Company's Operating Expenses exceeded the Expense Cap by $213,886 (the "June 2000 Reimbursement); therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement. During the Expense Year ended September 30, 2000, the Company's Operating Expenses, net of the June 2000 Reimbursement, did not exceed the Expense Cap.

         Other

         Management is not aware of any material trends, favorable or unfavorable, in either capital resources or the outlook for long-term cash generation, nor does management expect any material changes in the availability and relative cost of such capital resources, other than as referred to in the Prospectus.

         Management expects that the cash generated from operations will be adequate to pay operating expenses and to make Distributions to stockholders.

RESULTS OF OPERATIONS

         No operations commenced until the Company received the minimum offering proceeds of $2,500,000 on July 14, 1999.

         Revenues

         On April 20, 2000, the Company had acquired its first Property consisting of land, building and equipment, and entered into a long-term, triple-net lease agreement relating to the Property. The lease provides for minimum base rental payments of $103,867 that are generally payable every four weeks. The lease also provides that, after 24 months, the base rent required under the terms of the lease will increase. In addition to annual base rent, the tenant is required to pay contingent rent computed as a percentage of tenant's gross sales at the Property. The lease also requires the establishment of an FF&E Reserve. The FF&E Reserve is owned by the Company and amounts received by the Company in connection with the FF&E Reserve have been recognized as additional rent. For the quarter and nine months ended September 30, 2000, the Company earned $344,940 and $617,059, respectively, in rental income from the Property. The Company also earned $6,219 and $9,835 in FF&E Reserve income during the quarter and nine months ended September 30, 2000, respectively. Because the Company has not yet acquired all of its Properties, revenues for the nine months ended September 30, 2000, represent only a portion of revenues which the Company is expected to earn in future periods.

         During the nine months ended September 30, 2000 and 1999, and the year ended December 31, 1999, the Company earned $98,464, $31,845 and $86,231, respectively, in interest income from investments in money market accounts ($5,615 and $31,845 of which was earned during the quarters ended September 30, 2000 and 1999, respectively.) Interest income is expected to increase as the Company invests subscription proceeds received in the future in highly liquid investments pending investment in Properties and Mortgage Loans. However, as Net Offering Proceeds are used to repay amounts outstanding on the Company's line of credit or invested in Properties and used to make Mortgage Loans, the percentage of the Company's total revenues earned from interest income from investments in money market accounts or other short-term, highly liquid investments is expected to decrease.

         Significant Tenants

         During the nine months ended September 30, 2000, the Company owned one Property. The lessee, BG Orland Park, LLC, contributed 100% of the Company's total rental income. In addition, the Property is operated as a Marriott(R) brand chain. Although the Company intends to acquire additional Properties located in various states and regions and to carefully screen its tenants in order to reduce risks of default, failure of this lessee or the Marriott(R) brand chain could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of this Property for the ongoing operations of the lessee. It is expected that the percentage of total rental income contributed by this lessee will decrease as additional Properties are acquired and leased during subsequent periods.

         Expenses

         Operating expenses, including interest expense and depreciation and amortization expense, were $767,287, $44,690 and $114,621 for the nine months ended September 30, 2000 and 1999, and the year ended December 31, 1999, respectively, of which $342,102 and $44,690 were incurred for the quarters ended September 30, 2000 and 1999, respectively. Operating expenses represent only a portion of operating expenses which the Company is expected to incur during a full nine-month and twelve-month period in which the Company owns Properties. The dollar amount of operating expenses is expected to increase as the Company acquires additional Properties and invests in Mortgage Loans. However, general and administrative expenses as a percentage of total revenues are expected to decrease as the Company acquires additional Properties and invests in Mortgage Loans. Operating expenses included $35,000 in organizational expenses for the year ended December 31, 1999. Organizational expenses represent the cost related to forming the Company and are not expected to be incurred on an ongoing basis.

         Pursuant to the Advisory Agreement, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed the Expense Cap in an Expense Year. During the Expense Year ended June 30, 2000, the Company's Operating Expenses exceeded the Expense Cap by $213,886; therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement. During the Expense Year ending September 30, 2000, the Company's Operating Expenses, net of the June 2000 Reimbursement, did not exceed the Expense Cap.

         Other

         The Company has elected, pursuant to Internal Revenue Code Section 856(c)(1), to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. As a REIT, for federal income tax purposes, the Company generally will not be subject to federal income tax on income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company's net earnings. However, the Company believes that it is organized and operates in such a manner as to qualify for treatment as a REIT for the year ended December 31, 1999. In addition, the Company intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

         The Company anticipates that its leases will be triple-net leases and will contain provisions that management believes will mitigate the effect of inflation. Such provisions will include clauses requiring the payment of percentage rent based on certain gross sales above a specified level and/or automatic increases in the base rent at specified times during the term of the lease. Management expects that increases in gross sales volumes due to inflation and real sales growth should result in an increase in rental income over time. Continued inflation also may cause capital appreciation of the Company's Properties. Inflation and changing prices, however, also may have an adverse impact on the sales of the Properties and on potential capital appreciation of the Properties.

         In April of 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities," which became effective for the Company January 1, 1999. This SOP requires start-up and organization costs to be expensed as incurred and also requires previously deferred start-up costs to be recognized as a cumulative effect adjustment in the statement of earnings. During the year ended December 31, 1999, operating expenses included a charge of $35,000 for organizational costs.

         Management of the Company currently knows of no trends that will have a
material  adverse  effect  on  liquidity,   capital   resources  or  results  of
operations.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Managing Dealer is entitled to receive Selling Commissions amounting to 7.5% of the total amount raised from the sale of Shares of Common Stock for services in connection with the offering of Shares, a substantial portion of which may be paid as commissions to other broker-dealers. For the years ended December 31, 1999 and 1998, the Company incurred $388,109 and $1,912, respectively, of such fees in connection with the Initial Offering, of which $370,690 and $1,785, respectively, was paid by CNL Securities Corp. as commissions to other broker-dealers. In addition, during the period January 1, 2000 through September 18, 2000, the Company incurred $338,902 of such fees in connection with the Initial Offering, and during the period September 19, 2000 through November 9, 2000, the Company incurred $74,722 of such fees in connection with this offering, the majority of which has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, the Managing Dealer is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of Shares, all or a portion of which may be reallowed to other broker-dealers. For the years ended December 31, 1999 and 1998, the Company incurred $25,874 and $128, respectively, of such fees in connection with the Initial Offering, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid. In addition, during the period January 1, 2000 through September 18, 2000, the Company incurred $22,593 of such fees in connection with the Initial Offering, and during the period September 19, 2000 through November 9, 2000, the Company incurred $4,981 of such fees in connection with this offering, the majority of which has been or will be reallowed to other broker-dealers and from which all bona fide due diligence expenses will be paid.

         In addition, in connection with the Initial Offering, the Company agreed to issue and sell soliciting dealer warrants to the Managing Dealer. The price for each warrant was $0.0008 and one warrant was issued for every 25 Shares sold by the Managing Dealer in connection with the Initial Offering. All or a portion of the soliciting dealer warrants may be reallowed to Soliciting Dealers with prior written approval from, and in the sole discretion of the Managing Dealer, except where prohibited by either federal or state securities laws. The holder of a soliciting dealer warrant is entitled to purchase one Share of Common Stock from the Company at a price of $12.00 during the five-year period commencing with the date the Initial Offering began. No soliciting dealer warrants, however, are exercisable until one year from the date of issuance. During the nine months ended September 30, 2000, the Company issued approximately 29,900 soliciting dealer warrants. As of September 30, 2000, CNL Securities Corp. was entitled to receive approximately 5,900 additional soliciting dealer warrants for Shares sold during the quarter then ended. No soliciting dealer warrants will be issued in connection with this offering.

         CNL Securities Corp. will also receive, in connection with this offering, a Soliciting Dealer Servicing Fee payable annually by the Company beginning on December 31 of the year following the year in which the offering is completed in the amount of 0.20% of Invested Capital (calculated for purposes of this fee, using only Shares sold pursuant to this offering). CNL Securities Corp. in turn may reallow all or a portion of such fees to Soliciting Dealers whose clients hold Shares on such date. As of September 30, 2000, no such fees had been incurred.

         The Advisor is entitled to receive Acquisition Fees for services in identifying the Properties and structuring the terms of the acquisition and leases of the Properties and structuring the terms of the Mortgage Loans equal to 4.5% of Total Proceeds. For the years ended December 31, 1999 and 1998, the Company incurred $232,865 and $1,148, respectively, of such fees in connection with the Initial Offering. In addition, during the period January 1, 2000 through September 18, 2000, the Company incurred $203,341 of such fees in connection with the Initial Offering, and during the period September 19, 2000 through November 9, 2000, the Company incurred $44,833 of such fees in connection with this offering.

         The Company and the Advisor have entered into an Advisory Agreement pursuant to which the Advisor receives a monthly Asset Management Fee of one-twelfth of 0.60% of the Company's Real Estate Asset Value and the outstanding principal balance of any Mortgage Loans as of the end of the preceding month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine. During the nine months ended September 30, 2000, the Company incurred $34,622 of such fees. No such fees were incurred during the years ended December 31, 1999 and 1998.

         The Company incurs Operating Expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement described above, the Advisor is required to reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed, in any four consecutive fiscal quarters (the "Expense Year"), the greater of 2% of Average Invested Assets or 25% of Net Income (the "Expense Cap"). During the four fiscal quarters ended June 30, 2000, the Company's Operating Expenses exceeded the Expense Cap by $213,886 (the "June 2000 Reimbursement"); therefore, the Advisor reimbursed the Company such amount in accordance with the Advisory Agreement. During the Expense Year ended September 30, 2000, the Company's Operating Expenses, net of the June 2000 Reimbursement, did not exceed the Expense Cap.

         The Advisor and its Affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offering of Shares) on a day-to-day basis. For the nine months ended September 30, 2000, the years ended December 31, 1999 and 1998, and the period December 22, 1997 (date of inception) through December 31, 1997, the Company incurred $298,644, $373,480, $196,184 and $15,202, respectively, for these services. For the nine months ended September 30, 2000 and the year ended December 31, 1999, $103,158 and $328,229, respectively, of such costs represented stock issuance costs, $31,190 and $6,455, respectively, represented acquisition related costs and $164,296 and $38,796, respectively, represented general operating and administrative expenses. For 1998 and 1997, such amounts are included in deferred offering costs.

         The Company believes that all amounts paid or payable by the Company to Affiliates are fair and comparable to amounts that would be paid for similar services provided by unaffiliated third parties.


                               DISTRIBUTION POLICY

DISTRIBUTIONS

         The following information updates and replaces the table and the third paragraph on page 87 of the Prospectus.

         The   following   table   reflects   total   Distributions   and  total
Distributions per Share declared by the Company during each month since the Company commenced operations.

                               Total           Distributions
       Month               Distributions         per Share
--------------------       --------------      ---------------

August 1999                 $   7,422              $0.025
September 1999                  9,038               0.025
October 1999                   10,373               0.025
November 1999                  11,289               0.025
December 1999                  12,282               0.025
January 2000                   13,501               0.025
February 2000                  14,530               0.025
March 2000                     15,562               0.025
April 2000                     24,822               0.037
May 2000                       40,804               0.058
June 2000                      43,306               0.058
July 2000                      50,847               0.058
August 2000                    52,929               0.058
September 2000                 57,135               0.058
October 2000                   59,340               0.058
November 2000                  63,454               0.058

         For the nine months ended September 30, 2000 and the period July 13, 1999 (the date operations of the Company commenced) through December 31, 1999, approximately 68% and 100%, respectively, of the Distributions declared and paid were considered to be ordinary income and for the nine months ended September 30, 2000, approximately 32% were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the periods presented are required to be or have been treated by the Company as a return of capital for purposes of calculating the Stockholders' 8% Return on Invested Capital. Due to the fact that the Company had only acquired one Property and was still in the offering stage as of September 30, 2000, the characterization of Distributions for federal income tax purposes is not necessarily considered by management to be representative of the characterization of Distributions in future periods. In addition, the characterization for tax purposes of Distributions declared for the nine months ended September 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000.

                                   ADDENDUM TO
                                   APPENDIX B

                              FINANCIAL INFORMATION

       -------------------------------------------------------------------

        THE UPDATED PRO FORMA FINANCIAL STATEMENTS AND THE UNAUDITED FINANCIAL STATEMENTS OF CNL RETIREMENT PROPERTIES, INC. (FORMERLY CNL HEALTH CARE PROPERTIES, INC.) CONTAINED IN THIS ADDENDUM SHOULD BE READ IN CONJUNCTION WITH APPENDIX B TO THE ATTACHED PROSPECTUS, DATED SEPTEMBER 5, 2000.

       -------------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

                         CNL RETIREMENT PROPERTIES, INC.
                   (formerly CNL Health Care Properties, Inc.)


                                                                                                         Page
Pro Forma Consolidated Financial Information (unaudited):

     Pro Forma Consolidated Balance Sheet as of September 30, 2000                                       B-2

     Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2000         B-3

     Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999                 B-4

     Notes to Pro Forma Consolidated Financial Statements for the nine months ended
        September 30, 2000 and the year ended December 31, 1999                                          B-5

Updated Unaudited Condensed Consolidated Financial Statements:

     Condensed Consolidated Balance Sheets as of September 30, 2000 and December 31, 1999                B-7

     Condensed Consolidated Statements of Operations for the quarters and nine months ended
        September 30, 2000 and 1999                                                                      B-8

     Condensed  Consolidated  Statements  of  Stockholders'  Equity for the nine
        months ended September 30, 2000 and the year ended December 31, 1999                             B-9

     Condensed Consolidated Statements of Cash Flows for the nine months ended
        September 30, 2000 and 1999                                                                      B-10

     Notes to Condensed Consolidated Financial Statements for the quarters and nine months ended
        September 30, 2000 and 1999                                                                      B-12


                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


         The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Retirement Properties, Inc. (formerly CNL Health Care Properties, Inc.) and subsidiaries (the "Company") gives effect to (i) the receipt of an initial capital contribution of $200,000 from the Advisor, $9,978,385 in gross offering proceeds from the sale of 997,838 shares of common stock for the period from inception through September 30, 2000, and the application of such funds to pay offering expenses and miscellaneous acquisition expenses and to purchase a property, (ii) the receipt of $736,880 in gross offering proceeds from the sale of 73,688 additional shares for the period October 1, 2000 through November 9, 2000 and the payment of related offering expenses, acquisition fees and miscellaneous acquisition expenses, as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2000 includes the transactions described in (i) above, from the historical balance sheet, adjusted to give effect to the transactions in (ii) above as if they had occurred on September 30, 2000.

         The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2000 and the year ended December 31, 1999, include the operating results of the property described in (i) above from the date the property became operational through the end of the pro forma period presented.

         This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected therein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   (formerly CNL Health Care Properties, Inc.)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2000

                                                                                      Pro Forma
                           ASSETS                              Historical            Adjustments               Pro Forma
                                                              ------------          -------------            -------------

Land, building and equipment on operating lease                $14,445,267                $    --             $ 14,445,267
Cash and cash equivalents                                          409,595                644,770 (a)            1,054,365
Receivable                                                           4,244                     --                    4,244
Loan costs                                                                                     --                   50,916
                                                                    50,916
Accrued rental income                                               13,754                     --                   13,754
Other assets                                                       132,164                 33,160 (a)              165,324
                                                              ------------          -------------            -------------
                                                              $ 15,055,940             $  677,930             $ 15,733,870
                                                              ============          =============            =============

               LIABILITIES AND STOCKHOLDERS'
                           EQUITY

Liabilities:
    Line of credit                                             $ 5,370,000                $    --              $ 5,370,000
    Accounts payable and accrued expenses                                                      --                    1,788
                                                                     1,788
    Due to related parties                                       1,139,382                     --                1,139,382
    Interest payable                                                12,267                     --                   12,267
    Security deposits                                              553,956                     --                  553,956
    Deferred rental income                                          27,315                                          27,315
                                                                                               --
                                                              ------------          -------------            -------------
          Total liabilities                                      7,104,708                     --                7,104,708
                                                              ------------          -------------            -------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                         --                     --                       --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 103,000,000 shares                       --                     --                       --
    Common stock, $0.01 par value per share.
       Authorized 100,000,000 shares; issued and
       outstanding 1,017,838 shares; issued and
       outstanding, as adjusted, 1,091,526 shares                   10,178                    737 (a)               10,915

    Capital in excess of par value                               8,161,327                677,193 (a)            8,838,520
    Accumulated distributions in excess of net earnings           (220,273)                    --                 (220,273)
                                                              ------------          -------------            -------------
          Total stockholders' equity                             7,951,232                677,930                8,629,162
                                                              ------------          -------------            -------------
                                                              $ 15,055,940             $  677,930             $ 15,733,870
                                                              ============          =============            =============


See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   (formerly CNL Health Care Properties, Inc.)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                   Pro Forma
                                                         Historical               Adjustments               Pro Forma
                                                        -----------            ---------------             ------------

Revenues:
    Rental income from operating lease                     $ 617,059               $  417,761 (1)         $ 1,034,820
    FF&E Reserve income                                        9,835                    9,809 (2)              19,644
    Interest and other income                                 98,464                  (90,959)(3)               7,505
                                                         -----------            -------------            ------------
                                                             725,358                  336,611               1,061,969
                                                         -----------            -------------            ------------
Expenses:
    Interest                                                 263,409                  216,563 (4)             479,972
    General operating and administrative                     269,828                       --                 269,828
    Asset management fees to related party                    34,622                   27,697 (5)              62,319
    Reimbursement of operating expenses from
       related party                                        (213,886)                 104,851 (6)            (109,035)
    Depreciation and amortization                            199,428                  134,726 (7)             334,154
                                                         -----------            -------------            ------------
                                                             553,401                  483,837               1,037,238
                                                         -----------            -------------            ------------

Net Earnings                                               $ 171,957              $  (142,226)             $   24,731
                                                         ===========            =============            ============

Earnings Per Share of Common Stock
  (Basic and Diluted) (8)                                  $    0.23                                       $     0.03
                                                         ===========                                     ============

Weighted Average Number of Shares of Common
    Stock Outstanding                                        758,132                                          788,771
                                                         ===========                                     ============


See accompanying notes to unaudited pro forma consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   (formerly CNL Health Care Properties, Inc.)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                               Pro Forma
                                                         Historical            Adjustments               Pro Forma
                                                        ------------         ---------------          --------------
Revenues:
    Rental income from operating lease                   $        --             $   304,141 (1)         $   304,141
    FF&E Reserve income                                           --                   7,296 (2)               7,296
    Interest and other income                                 86,231                 (43,169)(3)              43,062
                                                         -----------         ---------------          --------------
                                                              86,231                 268,268                 354,499
                                                         -----------         ---------------          --------------
Expenses:
    Interest                                                      --                 161,438 (4)             161,438
    General operating and administrative                      79,621                      --                  79,621
    Asset management fees to related party                        --                  13,849 (5)              13,849
    Organizational costs                                      35,000                      --                  35,000
    Depreciation and amortization                                 --                 100,180 (7)             100,180
                                                         -----------         ---------------          --------------
                                                             114,621                 275,467                 390,088
                                                         -----------         ---------------          --------------


Net Loss                                                   $ (28,390)             $   (7,199)            $   (35,589)
                                                         ===========         ===============          ==============

Loss Per Share of Common Stock (Basic and
    Diluted) (8)                                            $  (0.07)                                     $    (0.07)
                                                         ===========                                  ==============

Weighted Average Number of Shares of Common
    Stock Outstanding                                        412,713                                         514,035
                                                         ===========                                  ==============

See accompanying notes to unaudited pro forma consolidated financial statements.


                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   (formerly CNL Health Care Properties, Inc.)
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                    NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                          YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Balance Sheet:

(a) Represents gross proceeds of $736,880 from the sale of 73,688 shares during the period October 1, 2000 through November 9, 2000 and the payment of related acquisition fees, selling commissions and offering expenses which have been netted against stockholders' equity.

Unaudited Pro Forma Consolidated Statements of Operations:

(1) Represents adjustment to rental income from the operating lease for the property acquired by the Company on April 20, 2000 (the "Pro Forma Property") for the period commencing the date the Pro Forma Property became operational by the previous owner to the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented. The date the Pro Forma Property is treated as becoming operational by the previous owner as a rental property for purposes of the Pro Forma Consolidated Statements of Operations was October 11, 1999.

         The lease provides for the payment of percentage rent in addition to base rental income; however, no percentage rent was due under the lease for the Pro Forma Property during the period the Company was assumed to have held the property.

(2) Represents reserve funds, which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the Pro Forma Property (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company. In connection therewith, FF&E Reserve income was earned at approximately $2,200 per month.

(3) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts during the period commencing the date the Pro Forma Property became operational by the previous owner to the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented, as described in Note (1). The pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately five percent per annum by the Company during the year ended December 31, 1999 and the nine months ended September 30, 2000.

(4) Represents adjustment to interest expense incurred at a rate of 8.75% per annum in connection with the assumed borrowings from the line of credit of $8,100,000 on October 11, 1999.

(5) Represents increase in asset management fees relating to the Pro Forma Property for the period commencing the date the Pro Forma Property became operational by the previous owner to the earlier of (i) the date the Pro Forma Property was acquired by the Company or (ii) the end of the pro forma period presented, as described in Note (1). Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value as defined in the Company's prospectus.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                   (formerly CNL Health Care Properties, Inc.)
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND
                        THE YEAR ENDED DECEMBER 31, 1999


Unaudited Pro Forma Consolidated Statements of Operations - Continued:

(6) Pursuant to the advisory agreement, CNL Retirement Corp. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap.") During the Expense Year ended June 30, 2000, the Company's operating expenses exceeded the Expense Cap by $213,886. During the Expense Year ended September 30, 2000, the Company's operating expenses, net of the June 2000 Reimbursement, did not exceed the Expense Cap.

         As a result of the Pro Forma Property being treated in the Pro Forma Consolidated Statements of Operations as operational since October 11, 1999, the Expense Cap increased based on two percent of average invested assets; therefore, the amount of the reimbursement of operating expenses from related party was adjusted for the nine months ended September 30, 2000.

(7) Represents increase in depreciation expense of the building and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Property accounted for as an operating lease using the straight-line method. The building and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan costs of $55,917 (.5% origination fee on the $8,100,000 from borrowings on the line of credit, associated legal fees and closing costs) amortized under the straight-line method over a period of five years.

(8) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the nine months ended September 30, 2000 and the year ended December 31, 1999.

         As a result of the Pro Forma Property being treated in the Pro Forma Consolidated Statements of Operations as operational since October 11, 1999, the Company assumed approximately 670,638 shares of common stock were sold, and the net offering proceeds were available for the purchase of this property. Due to the fact that approximately 270,400 of these shares of common stock were actually sold subsequently, during the period October 11, 1999 through April 20, 2000, the weighted average number of shares outstanding for the pro forma periods were adjusted. Pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted, during the nine months ended September 30, 2000 and the year ended December 31, 1999.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                            September 30,                December 31,
                                                                                2000                         1999
                                                                           --------------               -------------

                                ASSETS

Land, building and equipment on operating lease, net                          $14,445,267               $          --
Cash                                                                              409,595                   4,744,222
Receivables                                                                         4,244                          --
Loan costs, less accumulated amortization of $5,001                                50,916                          --
Accrued rental income                                                              13,754                          --
Other assets                                                                      132,164                     344,338
                                                                          ---------------              --------------

                                                                              $15,055,940                  $5,088,560
                                                                          ===============              ==============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Line of credit                                                            $ 5,370,000                      $   --
    Due to related parties                                                      1,139,382                   1,775,256
    Accounts payable and accrued expenses                                           1,788                      21,167
    Interest payable                                                               12,267                          --
    Security deposit                                                              553,956                          --
    Rent paid in advance                                                           27,315                          --
                                                                          ---------------              --------------
       Total liabilities                                                        7,104,708                   1,796,423
                                                                          ---------------              --------------


Stockholders' equity:
    Preferred stock, without par value.
         Authorized and unissued 3,000,000 shares                                      --                          --
    Excess shares,  $.01 par value per share.
         Authorized and unissued 103,000,000 shares                                    --                          --
    Common stock, $.01 par value per share.
         Authorized 100,000,000 shares, issued and outstanding
         1,017,838 and 540,028 shares, respectively                                10,178                       5,400
    Capital in excess of par value                                              8,161,327                   3,365,531
    Accumulated distributions in excess of net earnings                          (220,273)                    (78,794)
                                                                          ---------------              --------------
       Total stockholders' equity                                               7,951,232                   3,292,137
                                                                          ---------------              --------------

                                                                              $15,055,940                $  5,088,560
                                                                          ===============              ==============

     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Quarter                          Nine Months
                                                            Ended September 30,                Ended September 30,
                                                          2000              1999             2000              1999
                                                      -------------     -------------    -------------     -------------

Revenues:
    Rental income from operating lease                    $ 344,940            $   --         $ 617,059           $   --
    FF&E Reserve income                                       6,219                --             9,835               --
    Interest income                                           5,615            31,845            98,464           31,845
                                                     --------------    --------------   ---------------   --------------
                                                            356,774            31,845           725,358           31,845
                                                     --------------    --------------   ---------------   --------------

Expenses:
    Interest                                                133,633                --           263,409               --
    General operating and administrative                     76,214            24,690           269,828           24,690
    Asset management fees to related party                   20,773                --            34,622               --
    Organizational costs                                         --            20,000                --           20,000
    Reimbursement of operating expenses
      from related party                                         --                --          (213,886)              --
    Depreciation and amortization                           111,482                --           199,428               --
                                                     --------------    --------------   ---------------   --------------
                                                            342,102            44,690           553,401           44,690
                                                     --------------    --------------   ---------------   --------------

Net Earnings (Loss)                                       $  14,672         $ (12,845)        $ 171,957        $ (12,845)
                                                     ==============    ==============   ===============   ==============


Net Earnings (Loss) Per Share of Common
Stock (Basic and Diluted)                                  $    .02          $   (.04)          $   .23         $   (.04)
                                                     ==============    ==============   ===============   ==============

Weighted Average Number of Shares of
    Common Stock Outstanding                                940,592           342,929           758,132          342,929
                                                     ==============    ==============   ===============   ==============

     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      Nine Months Ended September 30, 2000 and Year Ended December 31, 1999

                                                     Common stock
                                           ---------------------------------                    Accumulated
                                                                                 Capital in     distributions
                                               Number            Par             Excess of      in excess of
                                             of shares          value            par value      net earnings         Total
                                          ---------------  ---------------    --------------   ---------------   -------------

  Balance at December 31, 1998                     20,000      $       200      $    199,800      $         --       $ 200,000

  Subscriptions received for common
    stock through public offering
    and distribution reinvestment plan            543,528            5,435         5,429,848                --       5,435,283

  Subscriptions held in escrow                    (23,500)            (235)         (234,765)               --        (235,000)

  Stock issuance costs                               --                 --        (2,029,352)               --      (2,029,352)

  Net loss                                           --                 --                 --          (28,390)        (28,390)
  Distributions declared and paid
    ($.125 per share)                                --                 --                 --          (50,404)        (50,404)
                                          ---------------   --------------    ---------------  ---------------   -------------

  Balance at December 31, 1999                    540,028            5,400          3,365,531          (78,794)      3,292,137

  Subscriptions received for common
    stock through public offering and
    distribution reinvestment plan                454,310            4,543          4,538,582               --       4,543,125

  Subscriptions released from escrow               23,500              235            234,765               --         235,000

  Stock issuance costs                                 --               --           (732,676)              --        (732,676)

  Adjustment to previously accrued
    stock issuance costs                               --               --            755,125               --         755,125

  Net earnings                                         --               --                 --          171,957         171,957

  Distributions declared and paid
    ($.404 per share)                                  --               --                 --         (313,436)       (313,436)
                                           --------------   --------------    ---------------  ---------------  --------------

  Balance at September 30, 2000                 1,017,838      $    10,178      $   8,161,327     $   (220,273)     $7,951,232
                                           ===============   ==============   ===============  ===============  ==============

     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Nine Months Ended
                                                                                   September 30,
                                                                            2000                 1999
                                                                      --------------       ---------------
Increase (Decrease) in Cash and Cash Equivalents:

    Net Cash Provided by Operating Activities                          $     941,807            $   31,845
                                                                      --------------      ----------------

     Net Cash Used in Investing Activities:
       Additions to land, building and equipment
          on operating lease                                             (13,848,900)                   --
       Payment of acquisition costs                                         (483,972)                   --
                                                                     ---------------      ----------------
            Net cash used in investing activities                        (14,332,872)                   --
                                                                     ---------------      ----------------

    Net Cash Provided by Financing Activities:
       Payment of offering and acquisition costs paid by
          related party on behalf of the Company                            (343,589)                   --
       Proceeds from line of credit                                        8,100,000                    --
       Payment of loan costs                                                 (55,917)                   --
       Repayment of borrowings on line of credit                          (2,730,000)                   --
       Subscriptions received from stockholders                            4,778,125             3,918,991
       Distributions to stockholders                                        (313,436)              (16,460)
       Payment of stock issuance costs                                      (378,745)             (326,785)
                                                                     ---------------      ----------------
            Net cash provided by financing activities                      9,056,438             3,575,746
                                                                     ---------------      ----------------

Net Increase (Decrease) in Cash and Cash
    Equivalents                                                           (4,334,627)            3,607,591

Cash and Cash Equivalents at Beginning
    of Period                                                              4,744,222                    92
                                                                     ---------------      ----------------

Cash and Cash Equivalents at End of
    Period                                                                $  409,595           $ 3,607,683
                                                                     ===============      ================


     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                        Nine Months Ended
                                                           September 30,
                                                  2000                  1999
                                             --------------       -------------

Supplemental Schedule of Non-Cash
  Investing and Financing Activities:

     Amounts  paid  by  related  parties
      on behalf  of the  Company  and
      its subsidiaries:
          Acquisition costs                  $         --         $      74,630
          Stock issuance costs                     97,601               363,682
                                            ---------------       -------------


                                             $     97,601         $     438,312
                                          ===============       ===============
     Costs incurred by the Company and
      unpaid at period end:
         Acquisition costs                   $    245,179                    --
         Stock issuance costs                     106,530                    --
                                          ---------------      ----------------

                                             $    351,709         $          --
                                          ===============      ================

     Adjustment to previously accrued
      stock issuance costs                   $    755,125         $          --
                                          ===============      ================


     See accompanying notes to condensed consolidated financial statements.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

           Quarters and Nine Months Ended September 30, 2000 and 1999

1.       Organization and Nature of Business:

         CNL Retirement Properties, Inc., formerly known as CNL Health Care Properties, Inc., was organized pursuant to the laws of the State of Maryland on December 22, 1997. CNL Retirement GP Corp. and CNL Retirement LP Corp. are wholly owned subsidiaries of CNL Retirement Properties, Inc., each of which was organized pursuant to the laws of the State of Delaware in December 1999. CNL Retirement Partners, LP is a Delaware limited partnership formed in December 1999. CNL Retirement GP Corp. and CNL Retirement LP Corp. are the general and limited partner, respectively, of CNL Retirement Partners, LP. The term "Company" includes, unless the context otherwise requires, CNL Retirement Properties, Inc., CNL Retirement Partners, LP, CNL Retirement GP Corp. and CNL Retirement LP Corp.

         The Company intends to use the proceeds from its public offerings after deducting offering expenses, primarily to acquire real estate properties (the "Property" or "Properties") related to health care and seniors' housing facilities (the "Health Care Facilities") located across the United States. The Health Care Facilities may include congregate living, assisted living and skilled nursing facilities, continuing care retirement communities and life care communities, and medical office buildings and walk-in clinics. The Company may provide mortgage financing (the "Mortgage Loans") to operators of Health Care Facilities in the aggregate principal amount of approximately five to ten percent of the Company's total assets. The Company also may offer furniture, fixture and equipment financing ("Secured Equipment Leases") to operators of Health Care Facilities. Secured Equipment Leases will be funded from the proceeds of a loan in an amount up to ten percent of the Company's total assets.

         The Company was a development stage enterprise from December 22, 1997 through July 13, 1999. Since operations had not begun, activities through July 13, 1999 were devoted to the organization of the Company.

         The Company acquired its first Property, a Brighton Gardens(R) by Marriott(R), on April 20, 2000. The Property is located in Orland Park, Illinois. In connection with the purchase of the Property, the Company, as lessor, entered into a long-term, triple-net lease agreement.

2.       Basis of Presentation:


         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Operating results for the quarter and nine months ended September 30, 2000 may not be indicative of the results that may be expected for the year ending December 31, 2000. Amounts included in the financial statements as of December 31, 1999 have been derived from audited financial statements as of that date.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

2.       Basis of Presentation - Continued:

         These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the Form 10-K of CNL Retirement Properties, Inc. and its subsidiaries for the year ended December 31, 1999.

         The accompanying unaudited condensed consolidated financial statements include the accounts of CNL Retirement Properties, Inc. and its wholly owned subsidiaries, CNL Retirement GP Corp. and CNL Retirement LP Corp., as well as the accounts of CNL Retirement Partners, LP. All significant intercompany balances and transactions have been eliminated.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") which provides the staff's views in applying generally accepted accounting principles to selected revenue recognition issues. SAB 101 requires the Company to defer recognition of certain percentage rental income until certain thresholds are met. The Company adopted SAB 101 effective January 1, 2000 without restatement of prior periods.

3.       Public Offerings:

         On September 18, 2000, the Company completed its offering of up to 15,500,000 shares of common stock ($155,000,000) (the "Initial Offering"), which included 500,000 shares ($5,000,000) available only to stockholders who elected to participate in the Company's distribution reinvestment plan. In addition, the Company registered up to 600,000 shares issuable upon the exercise of warrants granted to the managing dealer of the Initial Offering as Shares were sold. In connection with the Initial Offering, the Company received subscription proceeds of $9,718,974 (971,898 shares), including $50,463 (5,046 shares) through the distribution reinvestment plan and had issued approximately 29,900 warrants exercisable for 29,900 shares (see Note
         9).

         Immediately following the completion of the Initial Offering, the Company commenced an offering of up to 15,500,000 additional shares of common stock ($155,000,000) (the "2000 Offering"). Of the 15,500,000
         shares of common stock offered, up to 500,000 are available to stockholders purchasing shares through the distribution reinvestment plan. The price per share and other terms of the 2000 Offering, including the percentage of gross proceeds payable (i) to the managing dealer for selling commissions and expenses in connection with the offering and (ii) to CNL Retirement Corp. (the "Advisor") for acquisition fees, are substantially the same as for the Company's Initial Offering. As of September 30, 2000, the Company had received total subscription proceeds from the Initial Offering, the 2000 Offering and the sale of warrants of $9,978,385 (997,838 shares), including $88,874 (8,887 shares) through the distribution reinvestment plan.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

4.       Land, Building and Equipment on Operating Lease:

         The Company leases its land, building and equipment to a health care facility operator. The lease is accounted for under the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and has been classified as an operating lease. The lease is for 15 years, provides for minimum and contingent rent and requires the tenant to pay executory costs. In addition, the tenant pays all property taxes and assessments and carries insurance coverage for public liability, property damage, fire and extended coverage. The lease options allow the tenant to renew the lease for four successive five-year periods subject to the same terms and conditions of the initial lease. The lease also requires the establishment of a capital expenditure reserve fund, which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the health care Property (the "FF&E Reserve"). Funds in the FF&E Reserve have been paid, granted and assigned to the Company as additional rent.

         The Company recorded the acquisition of the land, building and equipment relating to the Property at cost, including acquisition and closing costs. The building and equipment are depreciated on the straight-line method over their estimated useful lives of 40 and 7 years, respectively. Land, building and equipment on operating lease consisted of the following at:

                                           September 30,         December 31,
                                               2000                  1999
                                         -----------------    ----------------
         Land                                $   2,083,948           $      --
         Building                               11,530,358                  --
         Equipment                               1,025,388                  --
                                        ------------------    ----------------
                                                14,639,694                  --
         Less accumulated depreciation            (194,427)                 --
                                        ------------------    ----------------

                                             $  14,445,267           $      --
                                        ==================    ================

         The lease provides for an increase in the minimum annual rent commencing at the beginning of the third lease year. Such amount is recognized on a straight-line basis over the term of the lease commencing on the date the Property was placed in service. For the nine months ended September 30, 2000, the Company recognized $13,754 of such rental income. This amount is included in rental income from operating lease in the accompanying consolidated statements of operations.

         The following is a schedule of future minimum lease payments to be received on the noncancellable operating lease at September 30, 2000:

               2000                        $    337,567
               2001                           1,350,267
               2002                           1,373,391
               2003                           1,384,890
               2004                           1,384,890
               Thereafter                    14,223,932
                                         --------------

                                           $ 20,054,937
                                         ==============

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

4.       Land, Building and Equipment on Operating Lease - Continued:

         Since the lease is renewable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease term. In addition, this table does not include any amounts for future contingent rents, which may be received on the lease based on a percentage of the tenant's gross sales.

5.       Other Assets:

         Other assets totaling $132,164 and $344,338 as of September 30, 2000 and December 31, 1999, respectively, consisted of acquisition fees and acquisition expenses which will be allocated to future Properties and miscellaneous prepaid expenses.

6.       Line of Credit:

         On April 20, 2000, the Company entered into a revolving line of credit and security agreement with a bank to be used by the Company to acquire Properties. The line of credit provides that the Company may receive advances of up to $25,000,000 until April 19, 2005, with an annual review to be performed by the bank to indicate that there has been no substantial deterioration, in the bank's reasonable discretion, of the Company's credit quality. Interest expense on each advance shall be payable monthly, with all unpaid interest and principal due no later than five years from the date of the advance. Generally, advances under the line of credit will bear interest at either (i) a rate per annum equal to the London Interbank Offered Rate (LIBOR) plus the difference between LIBOR and the bank's base rate at the time of the advance or
         (ii) a rate equal to the bank's base rate, whichever the Company selects at the time advances are made. The interest rate will be adjusted daily in accordance with fluctuations with the bank's rate or the LIBOR rate, as applicable. Notwithstanding the above, the interest rate on the first $9,700,000 drawn will be 8.75% through April 1, 2002, and thereafter will bear interest at either (i) or (ii) above as of April 1, 2002. In addition, a fee of 0.5% per advance will be due and payable to the bank on funds as advanced. Each advance made under the line of credit will be collateralized by the assignment of rents and leases. In addition, the line of credit provides that the Company will not be able to further encumber the applicable Property during the term of the advance without the bank's consent.

         The Company will be required, at each closing, to pay all costs, fees and expenses arising in connection with the line of credit. The Company must also pay the bank's attorney's fees, subject to a maximum cap, incurred in connection with the line of credit and each advance.

         The Company obtained an advance of $8,100,000 relating to the line of credit during the nine months ended September 30, 2000. As of September 30, 2000, the Company had repaid $2,730,000 of such amount and had an outstanding balance of $5,370,000. In connection with the line of credit, the Company incurred a commitment fee, legal fees and closing costs of $55,917. The proceeds were used in connection with the purchase of the Company's Property.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

7.       Stock Issuance Costs:

         The Company has incurred certain expenses of its offering, including commissions, marketing support and due diligence expense reimbursement fees, filing fees, legal, accounting, printing and escrow fees, which have been deducted from the gross proceeds of the offerings. During the nine months ended September 30, 2000 and 1999, the Company incurred $732,676 and $838,355, respectively, in stock issuance costs, including $382,248 and $329,479, respectively, in commissions and marketing support and due diligence expense reimbursement fees (see Note 9). These amounts have been charged to stockholders' equity.

         Preliminary costs incurred prior to raising capital were advanced by the Advisor and its affiliates. The Advisor has agreed to pay all offering expenses (excluding commissions and marketing support and due diligence expense reimbursement fees) which exceed three percent of the gross offering proceeds received from the sale of shares of the Company in connection with the offerings.

8.       Distributions:

         For the nine months ended September 30, 2000, approximately 68 percent of the distributions paid to stockholders were considered ordinary income and approximately 32 percent were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the nine months ended September 30, 2000 are required to be or have been treated by the Company as return of capital for purposes of calculating the stockholders' return on their invested capital. The characterization for tax purposes of distributions declared for the nine months ended September 30, 2000 may not be indicative of the characterization of distributions that may be expected for the year ending December 31, 2000.

9.       Related Party Arrangements:

         Certain directors and officers of the Company hold similar positions with the Advisor and the managing dealer, CNL Securities Corp. These affiliates receive fees and compensation in connection with the offerings, and the acquisition, management and sale of the assets of the Company.

         CNL Securities Corp. is entitled to receive commissions amounting to 7.5% of the total amount raised from the sale of shares for services in connection with the offerings, a substantial portion of which has been or will be paid as commissions to other broker-dealers. During the nine months ended September 30, 2000, the Company incurred $358,358 of such fees, of which $318,017 has been or will be paid by CNL Securities Corp. as commissions to other broker-dealers.

         In addition, CNL Securities Corp. is entitled to receive a marketing support and due diligence expense reimbursement fee equal to 0.5% of the total amount raised from the sale of shares, all or a portion of which may be reallowed to other broker-dealers. During the nine months ended September 30, 2000, the Company incurred $23,891 of such fees, the majority of which was reallowed to other broker-dealers and from which all bona fide due diligence expenses were or will be paid.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

9.       Related Party Arrangements - Continued:

         In addition, in connection with the Initial Offering, the Company agreed to issue and sell soliciting dealer warrants ("Soliciting Dealer Warrants") to CNL Securities Corp. The price for each warrant was $0.0008 and one warrant was issued for every 25 shares sold by the managing dealer except where prohibited by federal or state securities laws. All or a portion of the Soliciting Dealer Warrants may be reallowed to soliciting dealers with prior written approval from, and in the sole discretion of, the managing dealer, except where prohibited by either federal or state securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one share of common stock from the Company at a price of $12.00 during the five-year period commencing with the date the Initial Offering began. No Soliciting Dealer Warrant, however, will be exercisable until one year from the date of issuance. During the nine months ended September 30, 2000, the Company issued approximately 29,900 Soliciting Dealer Warrants. As of September 30, 2000, CNL Securities Corp. was entitled to receive approximately 5,900 additional Soliciting Dealer Warrants for shares sold during the quarter then ended.

         CNL Securities Corp. will also receive, in connection with the 2000 Offering, a soliciting dealer servicing fee payable annually by the Company beginning on December 31 of the year following the year in which the offering is completed in the amount of 0.20% of the stockholders' investment in the Company. CNL Securities Corp. in turn may reallow all or a portion of such fees to soliciting dealers whose clients hold shares on such date. As of September 30, 2000, no such fees had been incurred.

         The Advisor is entitled to receive acquisition fees for services in identifying Properties and structuring the terms of the leases of the Properties and Mortgage Loans equal to 4.5% of gross proceeds of the offerings, loan proceeds from permanent financing and amounts outstanding on the line of credit, if any, at the time of listing the Company's shares of common stock on a national securities exchange or over-the-counter market, but excluding that portion of the permanent financing used to finance Secured Equipment Leases. During the nine months ended September 30, 2000, the Company incurred $215,015 of such fees. These fees are included in land, building and equipment on operating lease and other assets at September 30, 2000.

         The Company incurs operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, the Advisor is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap"). During the four quarters ended June 30, 2000, the Company's operating expenses exceeded the Expense Cap by $213,886 (the "June 2000 Reimbursement"); therefore, the Advisor reimbursed the Company such amount in accordance with the advisory agreement. During the Expense Year ending September 30, 2000, the Company's operating expenses, net of the June 2000 Reimbursement, did not exceed the Expense Cap.

         The Company and the Advisor have entered into an advisory agreement pursuant to which the Advisor receives a monthly asset management fee of one-twelfth of 0.60% of the Company's real estate asset value and the outstanding principal balance of any Mortgage Loan as of the end of the preceding month. During the nine months ended September 30, 2000, the Company incurred $34,622 of such fees.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

9.       Related Party Arrangements - Continued:

         The Advisor and its affiliates provide various administrative services to the Company, including services related to accounting; financial, tax and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with the offerings) on a day-to-day basis. The expenses incurred for these services were classified as follows for the nine months ended September 30:

                                       2000                1999
                                  ---------------    -------------

      Stock issuance costs           $   103,158       $   256,795
      Other assets                        31,190             5,770
      General operating and
       administrative expenses           164,296             9,808
                                  ---------------    -------------

                                     $    298,644      $   272,373
                                  ===============    =============

         The Company's operations began on July 13, 1999, therefore, expenses incurred for general operating and administrative expenses for the nine months ended September 30, 1999 represent approximately three months of activity.

         Amounts due to related parties consisted of the following at:

                                                              September 30,           December 31,
                                                                   2000                   1999
                                                             ------------------     ----------------

      Due to the Advisor:
        Expenditures incurred for offering expenses
          on behalf of the Company                                  $   876,064        $   1,432,291
        Accounting and administrative services due
          to the Advisor                                                 12,799                6,739
        Acquisition fees and expenses                                   244,287              336,226
                                                             ------------------     ----------------
                                                                      1,133,150            1,775,256
                                                             ------------------     ----------------

      Due to CNL Securities Corp.:
        Commissions                                                       5,840                   --
        Marketing support and due diligence expense
           reimbursement fee                                                392                   --
                                                             ------------------     ----------------
                                                                          6,232                   --
                                                             ------------------     ----------------

                                                                   $  1,139,382         $  1,775,256
                                                             ==================     ================

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
              (formerly known as CNL Health Care Properties, Inc.)
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

           Quarters and Nine Months Ended September 30, 2000 and 1999

10.      Concentration of Credit Risk:

         All of the Company's rental income for the nine months ended September 30, 2000 was earned from one lessee, Brighton Gardens(R) Orland Park, LLC, which operates the Property as a Brighton Gardens(R) by Marriott(R).

         Although the Company intends to acquire additional Properties, including Properties located in various states and regions, and to carefully screen its tenants in order to reduce risks of default, failure of any one health care chain or lessee that contributes more than ten percent of the Company's rental income could significantly impact the results of operations of the Company. However, management believes that the risk of such a default is reduced due to the essential or important nature of this Property for the ongoing operations of the lessee.

         It is expected that the percentage of total rental income contributed by this lessee will decrease as additional Properties are acquired in subsequent periods.

11.      Subsequent Events:

         During the period October 1 through November 9, 2000, the Company received subscription proceeds for an additional 73,688 shares ($736,880) of common stock. As of November 9, 2000, the Company had received total subscription proceeds of $10,915,265.

         On October 1, 2000 and November 1, 2000, the Company declared distributions totaling $59,340 and $63,454, respectively or $0.0583 per share of common stock, payable in December 2000, to stockholders of record on October 1 and November 1, 2000 respectively.